Exhibit 99.1

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UAL Elects Mary K. Bush to its Board of Directors

CHICAGO, Aug. 1, 2006 - UAL Corporation (NASDAQ:  UAUA), the holding company whose primary subsidiary is United Airlines, today announced that Mary K. Bush, president of Bush International, has accepted a seat on its board of directors.  Bush succeeds Janet Langford Kelly, who resigned from UAL's board last month.

            Bush has served three U.S. presidents, is widely recognized for her work in international finance and banking and has managed major financial transactions in world capital markets for commercial and financial institutions. As president of Bush International, Bush advises governments and corporate clients on capital markets and banking systems as well as strategies to support market development and free enterprise.  She founded the company in 1991.

            "I am pleased to welcome Mary to a board that combines the experience of those who have gone through United's restructuring and the fresh perspective of those who joined the board upon its exit from bankruptcy," said Glenn Tilton, United's chairman, president and CEO. "Her wealth of knowledge and expertise in economics and international business will be a key advantage as we do the work to ensure United's place as a long-term competitor in this industry."

            Prior to founding Bush International, Bush advised the government of the District of Columbia on financing and investor relations issues as financial advisor at the D.C. Financial Responsibility and Management Assistance Authority.  From 1989 to 1991 she served as managing director and chief operating officer of the Federal Housing Finance Board, the oversight body for the nation's 12 Federal Home Loan Banks.  Among her accomplishments in that role, she strengthened portfolio risk analysis and oversight and created an affordable housing program.

            Prior to the Board, Bush was vice president, International Finance at Fannie Mae, where her successes included the creation of Fannie Mae's first mutual fund of mortgage-backed securities.  From 1982 to 1984, she served as U.S. Alternate Executive Director of the International Monetary Fund Board, a position appointed by the President of the United States and confirmed by the Senate.  She is a frequent speaker on business and financial issues, and periodically a guest commentator on financial market matters on PBS's NewsHour with Jim Lehrer.

            Bush holds a bachelor's of arts degree in economics and political science from Fisk University and a master of business administration degree from the University of Chicago.  She serves on a number of boards of directors, including Mortgage Guaranty Insurance Corporation, The Pioneer Family of Mutual Funds, Brady Corporation and Briggs & Stratton Corporation.  She is also a member of the Kennedy Center Board and Governing Council of the Independent Directors Council.

About United

United Airlines (NASDAQ: UAUA) operates more than 3,700* flights a day on United, United Express and Ted to more than 210 U.S. domestic and international destinations from its hubs in Los Angeles, San Francisco, Denver, Chicago and Washington, D.C. With key global air rights in the Asia-Pacific region, Europe and Latin America, United is one of the largest international carriers based in the United States. United is also a founding member of Star Alliance, which provides connections for our customers to 842 destinations in 152 countries worldwide. United's 57,000 employees reside in every U.S. state and in many countries around the world. News releases and other information about United can be found at the company's Web site at united.com.

*Based on the flight schedule between May 1, 2006 and Dec. 31, 2006.

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